Slide # 1

PacificHealth Laboratories

Bringing the science of nutrition to life

This conference call may contain "forward-looking statements". Forward-looking statements reflect the Company's current views with respect to such future events. Actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. These statements can be identified by introductory words such as "expects", "plans", "believes", "will", "estimates", "forecasts", "projects", "potentially", or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties; some of which are known, such as general economic conditions, consumer product acceptances, and competitive products, and others which are not known. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

2007 UPDATE

- Endurance Business
- CSAB
- Satiatrim

Endurance Business

- Sales Growth: +20%
- Rack Sales per Store: +89%
- Internet Business: +79%

CSAB

- Distribution issues
- Pull back
- 2008 Plans

Satiatrim

- Internet model
- Write offs
- Technology

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PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

	Three Months Ended December 31,				Twelve Months Ended December 31,			
		2007 (Unaudited)		2006		2007 (Unaudited)		2006
Net product sales	$	1,404,000	$	1,113,000	$	7,428,000	$	6,210,000
Net (loss) income	$	(491,000)	$	(383,000)	$	(1,276,000)	$	2,259,000
Basic and diluted (loss) income per share	$	(0.04)	$	(0.03)	$	(0.10)	$	0.17
Non-GAAP comparable net loss:								
Satiatrim marketing expenses	$	(239,000)	$	-	$	(515,000)	$	-
Satiatrim inventory write-off	$	-	$	-	$	(439,000)	$	-
Gain on sale of technology to Mott's, net of taxes	$	-	$	-	$	-	$	2,631,000
Non-GAAP comparable net loss	$	(252,000)	$	(383,000)	$	(322,000)	$	(372,000)

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEET

ASSETS

	(Unaudited) 12/31/2007	12/31/2006
Cash and cash equivalents	$ 1,700,000	$ 2,564,000
Current assets	$ 4,500,000	$ 5,124,000
Total assets	$ 4,740,000	$ 5,209,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$ 1,049,000	$ 1,250,000
Stockholders' equity	$ 3,691,000	$ 3,959,000
Total liabilities and stockholders' equity	$ 4,740,000	$ 5,209,000

What we are doing in 2008

1. Strengthened management
2. Customer focus
3. Maximize the cash potential of the base business
4. Commercial innovation more rapidly

Strengthened management

- Jason Ash
- Matt Spolar
- Tom Wiener

Greater Customer Focus

- Own nutrition real estate in sports specialty retailers
- Realign internal staff to realize potential of these customers
- Expand sales staff and utilize other sales resources on a success compensation scheme

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Maximize the Cash Potential of Our Base Business

- Margin enhancement
- Portfolio management
- Aggressive inventory control
- SKU rationalization

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New products – 1st Half 2008



NUTRITION TOOLS FOR SERIOUS ATHLETES
REFUELING & REHYDRATION
RECOVERY
ENERGY
PERFORMANCE
Accelerade
Endurox
Accel Gel
Natural Workout Supplement
Accelerade
Endurox R4
Antioxidant Regenerator (NEW)
Accelerade Hydro (NEW)
Endurox Restore (NEW)
Electrolyte Replenisher (NEW)
Expands base of potential users
Better price point
High Growth category

Commercializing Innovation Faster

We conceive, develop and commercialize specific and scientifically validated nutrition tools in the areas of fitness development and weight regulation to improve our consumer's performance in life

PacificHealth Laboratories

Bringing the science of nutrition to life